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                                                                   Exhibit 10.15


                      AMENDMENT TO STOCK PURCHASE AGREEMENT


         This Amendment to Stock Purchase Agreement is made and entered into on December 22, 1999 between Peachtree FiberOptics, Inc. d/b/a vFinance.com, a Delaware corporation (the "Seller"), and River Rapids LTD (the "Buyer").

                                     RECITAL

         The Seller desires to amend and the Buyer desires to amend that Stock Purchase Agreement dated September 27, 1999 by and between the Seller and the Buyer (the "Stock Purchase Agreement"), upon the terms and subject to the conditions contained herein.

         NOW, THEREFORE, the parties agree as follows:

1. AMENDMENT OF SECTION 1.2. Section 1.2 of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following provision:

                  1.2 THE OPTION. The Buyer has the right to exercise the Option to purchase all but not less than all of the Option Shares, commencing on the "Funding", as defined herein below, and terminating at 5:00 P.M. (Miami, Florida time) on September 27, 2002 (the "Exercise Period"). The exercise price of the Option is (the "Option Exercise Price") is a follows:

                  210,000 common shares of Seller at $3.00 per share; 210,000 common shares of Seller at $4.00 per share; and 210,000 common shares of Seller at $5.00 per share

                  For purposes of this Agreement "Funding" shall be defined as the date upon which Seller: (i) has sold substantially all its business or otherwise merged with or been acquired by a third party; or (ii) has received on a cumulative basis net proceeds (net of cash commissions) from the sale of its capital stock (excluding the Shares purchased pursuant to Section 1.1) equal to or greater than $5,000,000 including any capital transaction, or series of capital transactions, from any source whatsoever. For purposes of this Agreement, the merger of vFinance Holdings, Inc. (vFinance.com) and/or Union Atlantic LC into Seller shall not be considered a "Funding". In the event there is no Funding by Seller by April 15, 2000, the Exercise Period shall terminate immediately and the Option shall be cancelled and shall deemed null and void and of no further force and effect. In order to exercise the Option, the Option Exercise Price must be paid in full by wire transfer of immediately available funds to a bank designated by the Seller during the Exercise Period. The Seller hereby represents that the Option Shares will be free and clear of all pledges, liens, security interests, encumbrances or other restrictions arising from the Seller (except restrictions on resale under state or federal securities laws). Upon exercise of the Option and payment of the Option Exercise Price, the Seller shall deliver to the Buyer a certificate representing the Option Shares. The Option Shares shall be issued in the name of River Rapids LTD.

2. FULL FORCE AND EFFECT. All other provisions of the Stock Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first hereinabove written.



PEACHTREE FIBEROPTICS, INC.                      RIVER RAPIDS LTD.




By: /s/ Leonard Sokolow                          By:  /s/
    ------------------------------------             ---------------------------
         Leonard J. Sokolow, President                Authorized Representative





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